Exhibit 99.2
Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Diversified Industrial Crane Co. to Acquire Boston-Based Crane & Co., Inc. (“Crane Currency”) for $800 Million
•	Positions Crane Co. to be one of the leading global players in the currency & payment market
•	With this acquisition, Crane Co. expects to deliver greater than 10% adjusted EPS growth for the next several years

STAMFORD, CONNECTICUT – December 5, 2017 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced that it has signed an agreement to purchase 100% of the equity interests in Crane & Co., Inc. (“Crane Currency”) from private equity firm Lindsay Goldberg, members of the Crane family, and other shareholders, for $800 million on a cash free and debt free basis.
Founded in 1801, Crane Currency is a pioneer in advanced micro-optic security technology, and a fully integrated supplier of secure and highly engineered banknotes for central banks all over the world. The purchase price represents approximately 8.5x Crane Currency’s estimated 2017 adjusted EBITDA of $94 million. (Please see the attached Non-GAAP Financial Measures tables.)
Mr. Max Mitchell, President and Chief Executive Officer of Crane Co., said, “We are extremely excited to announce this transaction, which will be Crane Co.’s second largest ever, and brings together two companies with nearly 380 years of combined history. Crane Currency is the fastest growing, fully integrated global currency provider in the growing global banknote supply and security industry.  Making it part of Crane Co. is a logical extension of our expanding presence in the currency and payment markets.  Our combined businesses will be able to offer end-to-end currency and security solutions, from substrate manufacturing and banknote design and printing to micro-optics and banknote validation.”

Crane Currency is expected to have 2017 sales of approximately $500 million with adjusted EBITDA of $94 million. Excluding Special Items, the acquisition is expected to be accretive to EPS by $0.15 in the first full year post-closing, increasing to approximately $1.00 by 2021. (Please see the attached Non-GAAP Financial Measures tables.)

Mr. Mitchell continued: “This transaction meets all of Crane Co.’s strategic and financial criteria for acquisitions, and we believe it provides us a path to greater than 10% adjusted EPS growth annually for the next several years.”

The purchase of Crane Currency is contingent upon regulatory approvals and customary closing conditions. Crane Co. intends to finance the acquisition through a combination of cash on hand and additional debt. Commitments are in place to cover 100% of the financing needs in order to facilitate the closing of the transaction, which is expected to take place early in the first quarter of 2018.

Mr. Mitchell concluded: “I would also like to acknowledge the effort and success of the extended Crane family, as well as the current Crane Currency management team led by CEO Stephen DeFalco. Over the past 15 years, they have transformed Crane Currency from a U.S. focused substrate manufacturer to a global leader in micro-optics and currency security solutions, as well as banknote design and printing. We are honored to welcome Crane Currency, with its strong legacy and track record, into our company, Crane Co.”

Updating Full-Year 2017 GAAP Earnings Guidance, and Reaffirming Full-Year 2017 Adjusted Earnings Guidance
We expect 2017 earnings of $4.38-$4.48 per diluted share, compared to our prior range of $4.41-$4.51 per diluted share, given incremental transaction related costs anticipated for the fourth quarter of 2017. Excluding transaction related charges, we continue to expect earnings of $4.45-$4.55 per diluted share. (Please see the attached Non-GAAP Financial Measures tables.)

Introducing Preliminary 2018 Full Year Earnings Guidance
Our initial 2018 full year earnings guidance is $4.85-$5.05 per diluted share, excluding any potential impact from the pending acquisition of Crane Currency. This outlook includes a core sales growth assumption of +2% to +4%. Additional details on 2018 earnings guidance will be provided in January on Crane Co.’s fourth quarter 2017 earnings conference call.

Conference Call Information
Crane Co. will host a conference call on Wednesday, December 6, at 8:00 a.m. Eastern time to provide further details about the transaction. Please refer to the company’s website www.craneco.com to access the call and accompanying presentation slides which will be posted on Tuesday evening, December 5.

About Crane Currency
Crane Currency has been a global producer of currency products for more than 200 years and is entrusted by more than 50 central banks to play an integral role in the design and manufacture of their nations’ banknotes. From substrates to the most advanced micro-optic security elements and design, Crane Currency is a responsive partner focused on delivering innovative products and solutions that meet customers’ most demanding requirements.

About Crane Co.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance.  Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties.  There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements.  Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and subsequent reports filed with the Securities and Exchange Commission.

(CR-G)
(Financial Tables Follow)

Crane & Co., Inc. ("Crane Currency")
Non-GAAP Financial Measures
(in millions)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA	2017 Estimated

Net Income	$29
Income Taxes	16
Interest Expense	8
Depreciation & Amortization	25
EBITDA	$78

EBITDA	$78
Non-Recurring Litigation Costs	4
Non-Recurring Print Facility Costs	9
Pension, Post-Retirement, and Stock Compensation Expense	3
Adjusted EBITDA	$94

Transaction Price	$800
Price / Adjusted EBITDA	8.5	x

CRANE CO.
Guidance

	2017 Full Year Guidance
2017 Earnings Per Share Guidance	Low	High
Earnings Per Share - GAAP basis	$4.38	$4.48
Transaction related charge - Net of Tax	0.07	0.07
Earnings Per Share - Non-GAAP basis	$4.45	$4.55

Certain non-GAAP measures have been provided to facilitate comparison with the prior year.
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that non-GAAP financial measures which exclude certain non-recurring items present additional useful comparisons between current results and results in prior operating periods, providing investors with a clearer view of the underlying trends of the business.  Management also uses these non-GAAP financial measures in making financial, operating, planning and compensation decisions and in evaluating the Company's performance.
Non-GAAP financial measures, which may be inconsistent with similarly captioned measures presented by other companies, should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.